Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement ("Settlement Agreement") is entered into as of June 30, 2018 by and between MAURICE PARHAM with an address at Universal Nations, Inc., 16530 Lonesome Quail Dr., Missouri City, TX 77489 ("Parham"), FRICTION AND HEAT, LLC a limited liability company organized in the State of Utah with an address at 7325 Oswego Road, Liverpool, NY 13090 ("Friction"), SEA ALIVE, INC. a corporation organized in the State of Utah with an address at 106 Glenwood Drive, Liverpool, New York 13090 ("Sea Alive") and ALL STATE PROPERTIES HOLDINGS, INC. a public company organized in the state of Nevada and traded on the OTC under the symbol "ATPT" with its principle address located at  106 Glenwood Drive, Liverpool, New York 13090 ("All State")").  Each of Perham, Friction, Sea Alive and All State is referred to herein as a "Party," and collectively as the "Parties".

WHEREAS, the Parties entered into a Common Stock Purchase Agreement on November 29, 2017 (the "Purchase Agreement")

WHEREAS, All State has authorized 7,000,000,000 shares of common stock, par value $.0001 per share (the "Common Stock"), of which 2,964,182,540 shares of Common Stock are issued and outstanding as of the date hereof (the "Outstanding Shares");

WHEREAS, Sea Alive owns 1,692,117,623 shares of the Common Shares or approximately 57% of the Outstanding Shares (the "Control Stock"), as of the date hereof;

WHEREAS, Sea Alive in accordance with the Purchase Agreement wished to sell the Control Stock to Friction;

WHEREAS, Friction in accordance with the Purchase Agreement wished to sell the Control Stock to Perham;

WHEREAS, Perham in accordance with the Purchase Agreement now owes Friction a total of $550,0000 for the Control Stock in All State,

WHEREAS, the Parties now desire to terminate the Purchase Agreement, whereby Sea Alive remains the owner of the Control Stock and Perham's obligation to pay $550,000 to Friction likewise terminates;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, Parham and Pegasus do hereby agree as follows:

1. RELEASE.  Parham does hereby fully and forever remise, release and discharge, and by these presents, does for its agents, servants, past, present or future officers, shareholders, directors, employees, attorneys, representatives, parents, subsidiaries, subdivision, affiliated or related entities, affiliates, executors, administrators, predecessors, successors and assigns, remise, release and discharge, Friction, Sea Alive and All State and any of its agents, servants, past, present or future officers, shareholders, directors, employees, attorneys, representatives, parents, subsidiaries, subdivision, affiliated or related entities, affiliates, executors, administrators, predecessors, successors and assigns, from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever in law or in equity, under federal or state constitutions, statutes, laws, ordinances or regulations, or under common law, whether known or unknown, foreseen or unforeseen, which Parham ever had, has or could have against Friction, Sea Alive and All State in connection with the subject matter relating to the aforementioned Purchase Agreement.

2. EFFECTIVE TIME OF RELEASES. The releases described above shall become effective immediately upon the execution of this Settlement Agreement.

3. SUCCESSORS. This Settlement Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

4. SEVERABILITY. If any provision of this Settlement Agreement is held illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified to the minimal extent required to make it legal and enforceable, consistent with the spirit and intent of the Settlement Agreement. If such provision cannot be so modified, the provision shall be deemed separable from the remaining provisions of this Settlement Agreement and shall not affect or impair the validity or enforceability of the remaining provisions of this Settlement Agreement.

5. APPLICABLE LAW. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws provisions.

6. AMENDMENTS. This Settlement Agreement shall not be amended except by a written agreement signed by all the parties.

7. NOT EVIDENTIARY. This Settlement Agreement shall not be introduced in evidence or otherwise be used in litigation for the purposes of establishing or construing rights and obligations of the parties, except in an action to enforce the provisions of this Settlement Agreement.

8. DISCLOSURE. The parties each agree that, without the prior written consent of the other parties hereto, neither of them will voluntarily disclose the existence or content of this Settlement Agreement to any third party.  This provision shall not preclude such disclosure (a) to the independent accountants or attorneys for the disclosing party, (b) in any regulatory filing, if counsel for the disclosing party reasonably advises the disclosing party that such disclosure is necessary, (c) to any existing or prospective lender or investor of the disclosing party, (d) in any legal proceeding if required by judicial order or (e) pursuant to the requirement of a governmental agency.

9. COUNTERPARTS. This Agreement may be executed in counterparts, in which case each executed counterpart will be deemed an original and all executed counterparts will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Settlement Agreement as of the date first above written.

FRICTION AND HEAT LLC: MAURICE PARHAM:

__/s/.Joseph C. Passalaqua______ /s/Maurice Perham__________
By: Joseph C. Passalaqua                       Maurice Parham
President and Chief Executive Officer

Date:  July 2, 2018______________ Date: July 2, 2018____________

SEA ALIVE, INC.

__/s.Joseph C. Passalaqua________
By: Joseph C. Passalaqua
President and Chief Executive Officer

Date: _July 2, 2018______________

ALL STATE PROPERTIES HOLDINGS, INC.

__/s.Joseph C. Passalaqua________
By: Joseph C. Passalaqua
President and Chief Executive Officer

Date: ___July 2, 2018____________